Exhibit 10.18

Description of Compensation Arrangement – G. Les Austin

Effective April 1, 2008, G. Les Austin became the senior vice president, chief financial officer, treasurer and secretary of RAM Energy Resources, Inc. (“RAM”). Pursuant to a compensation arrangement, RAM will pay Mr. Austin a base salary in 2008 of $250,000 per annum and Mr. Austin will be considered for a bonus in 2008 of not less than $125,000. Effective April 1, 2008, RAM granted Mr. Austin a restricted stock award of 100,000 shares of its common stock, which shall vest over four annual periods commencing on January 1, 2009. RAM will also provide Mr. Austin (i) a term life insurance policy providing a death benefit of $700,000 during the term of his employment, and (ii) substantially the same perquisites provided to RAM’s other senior vice presidents.

If, during the first three years of Mr. Austin’s employment with RAM, a change of control occurs, and upon such change of control or within six months thereafter, either (i) his employment is terminated without cause, or (ii) he is removed from the position of being RAM’s chief financial officer (and as a result of which Mr. Austin terminates his employment with RAM), collectively known as a “termination event,” then RAM must pay to Mr. Austin as a severance benefit an amount equal to the sum of:

•	his then current base salary; plus

•	a “bonus payment” equal to the average of his three then most recent annual cash bonuses.

In the event a termination event occurs before Mr. Austin has received his first annual cash bonus, the “bonus payment” will be deemed to be $125,000. If, on or before December 31, 2008, Mr. Austin either suffers a termination event or his employment is terminated other than for cause, RAM will pay to Mr. Austin an additional cash severance payment in the amount of $200,000.

The term “change of control” means any change in the composition of RAM’s Board of Directors such that the incumbent directors comprise less than one-half of the membership of the Board. The term “incumbent directors” means those persons currently serving as RAM’s directors, any person selected by the current directors to replace a director who dies, resigns or is removed as a director (and any such person shall thereafter be deemed to be a current director), or any person nominated by the current directors, or whose nomination is supported by the current directors, and who thereafter is elected by the stockholders as a director (and any such person shall thereafter be deemed to be a current director). The term “cause” means (i) conviction of a felony, (ii) an act or acts of dishonesty intended to result in personal enrichment at RAM’s expense, or (iii) failure to follow a reasonable and lawful order from RAM’s chief executive officer or its Board of Directors, within the reasonable scope of Mr. Austin’s duties and responsibilities, which failure is not cured within ten days after notice.